     As filed with the Securities and Exchange Commission on August 22, 1996

                                              REGISTRATION STATEMENT NO. 333-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                                  RESTRAC, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                                     04-2935271
(STATE OF INCORPORATION)                (I.R.S. EMPLOYER IDENTIFICATION NUMBER)

                                 3 ALLIED DRIVE
                           DEDHAM, MASSACHUSETTS 02026
                                 (617) 320-5600

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                      RESTRAC, INC. 1994 STOCK OPTION PLAN

                 RESTRAC, INC. 1996 STOCK OPTION AND GRANT PLAN

                 RESTRAC, INC. 1996 EMPLOYEE STOCK PURCHASE PLAN

                            (FULL TITLE OF THE PLANS)

                            ------------------------

                                 LARS D. PERKINS
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  RESTRAC, INC.
                                 3 ALLIED DRIVE
                           DEDHAM, MASSACHUSETTS 02026
                                 (617) 320-5600

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)

                            ------------------------

                                 WITH COPIES TO:

                             John J. Egan III, Esq.
                           GOODWIN, PROCTER & HOAR LLP
                                 Exchange Place
                           Boston, Massachusetts 02109
                                 (617) 570-1514

                          ----------------------------

                                        CALCULATION OF REGISTRATION FEE
==============================================================================================================
Title of Securities to  Amount to be   Proposed Maximum Offering   Proposed Maximum Aggregate    Amount of
    be Registered       Registered(1)       Price Per Share              Offering Price       Registration Fee
- --------------------------------------------------------------------------------------------------------------
Common Stock (2)          351,382               $  .44                     $   154,609            $   54
                          139,912               $ 2.00                     $   279,824            $   97
                           26,625               $ 3.00                     $    79,875            $   28
                           28,425               $ 4.67                     $   132,745            $   46
                          297,875               $11.00                     $ 3,276,625            $1,130
                           20,000               $12.00                     $   240,000            $   83

- --------------------------------------------------------------------------------------------------------------
Common Stock              885,781               $12.13(3)                  $10,744,524            $3,705
==============================================================================================================


(1) This Registration Statement also relates to such indeterminate number of additional shares as may be issuable pursuant to the Restrac, Inc. 1994 Stock Option Plan, the Restrac, Inc. 1996 Stock Option and Grant Plan and the Restrac, Inc. 1996 Employee Stock Purchase Plan as a result of a stock dividend, reverse stock split, split-up, recapitalization or other similar event.

(2) The aggregate offering price and fee are computed based on the exercise price of the options to purchase shares of Common Stock of Restrac, Inc., par value $.01 per share, which have been granted to date under the Restrac, Inc. 1994 Stock Option Plan and the Restrac, Inc. 1996 Stock Option and Grant Plan in accordance with Rule 457(h) under the Securities Act of 1933.

(3) This estimate is based on the average of the high and low prices of the Common Stock of Restrac, Inc., par value $.01 per share, as reported on the Nasdaq National Market on August 15, 1996, pursuant to Rule 457(c) and (h) under the Securities Act of 1933, solely for purposes of determining the registration fee with respect to the shares of Common Stock to be issued under the Restrac, Inc. 1996 Employee Stock Purchase Plan and Restrac, Inc. 1996 Stock Option and Grant Plan.

==============================================================================================================


                                     PART I
             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUSES


Item 1.     Plan Information.*
            ----------------

Item 2.     Registrant Information and Employee Plan Annual Information.*
            -----------------------------------------------------------


     * Information required by Part I to be contained in the Section 10(a) Prospectuses is omitted from this Registration Statement in accordance with the Introductory Note to Part I of Form S-8.


                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.
            ---------------------------------------

     Restrac, Inc. (the "Registrant") hereby incorporates by reference the documents listed in (a) through (c) below, which have previously been filed with the Securities and Exchange Commission (the "Commission").

     (a) The Registrant's prospectus, filed with the Commission on July 23, 1996 pursuant to Rule 424(b) of the Securities Act of 1933;

     (b) All other reports filed with the Commission since September 30, 1995 pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

     (c) The description of the Registrant's Common Stock contained in its Registration Statement on Form 8-A, filed with the Commission on June 21, 1996, pursuant to Section 12(g) of the Securities Exchange Act of 1934, and any amendments or reports filed for the purpose of updating such description.

     In addition, all documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a) and 13(c), Section 14 and Section 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.     Description of Securities.
            -------------------------

            Not Applicable.

Item 5.     Interests of Named Experts and Counsel.
            --------------------------------------

            Not Applicable.

Item 6.     Indemnification of Directors and Officers.
            -----------------------------------------

     Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the "GCLD") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Under subsection
(a), the termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     Subsection (b) of Section 145 of the GCLD empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been found to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Subsection (d) of Section 145 of the GCLD permits indemnification under subsections (a) and (b) of Section 145 only if authorized in the specific case following a determination that the individual seeking indemnification has met the standard of conduct required by the applicable subsection. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or
(2) if there are not such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by
Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and that the corporation has the power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

     Section 102(b)(7) of the GCLD provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director or the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of a director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the GCLD, or (iv) for any transaction from which the director derived an improper personal benefit.

     Reference is made to Article V of the Amended and Restated By-laws of the Company which provides for indemnification by the Company of its directors and officers to the fullest extent authorized by the GCLD against expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was a director or officer of the Company if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe that his or her conduct was unlawful.

     Reference is made to Article VII of the Third Amended and Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation") which provides that a Director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCLD or (iv) for any transaction from which the Director derived an improper personal benefit. The Certificate of Incorporation also provides that if the GCLD is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Company shall be eliminated or limited to the fullest extent permitted by the GCLD, as so amended.

     Reference is made to the Indemnity Agreements entered into by the Company with Messrs. Perkins, Costello, Campanello and Johnston in order to induce their service on the Board of Directors of the Company. Each Indemnity Agreement provides a contractual right to indemnification to Messrs. Perkins, Costello, Campanello and Johnston for certain expenses incurred by such directors due to suits brought against them in their capacities as directors of the Company, to the extent permitted by Delaware law and the Company's Certificate of Incorporation.

     The Company has purchased directors' and officers' liability insurance coverage, including securities related exposure and entity coverage, in the amount of $2,000,000.


Item 7.     Exemption from Registration Claimed.
            -----------------------------------

            Not Applicable.


Item 8.     Exhibits.
            --------

     The following is a complete list of exhibits filed or incorporated by reference as part of this Registration Statement:

       4.1 Third Amended and Restated Certificate of Incorporation of Restrac, Inc.
       4.2  Amended and Restated By-Laws of Restrac, Inc.
       5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of the securities being registered.
      23.1 Consent of Goodwin, Procter & Hoar LLP (included in their opinion filed as Exhibit 5.1 hereto).
      23.2  Consent of Arthur Andersen LLP, Independent Public Accountants.
      24.1 Power of Attorney (included on the signature page of this registration statement).
      99.1  Restrac, Inc. 1994 Stock Option Plan.
     +99.2  Restrac, Inc. 1996 Stock Option and Grant Plan.
     +99.3  Restrac, Inc. 1996 Employee Stock Purchase Plan.

- --------------------

+ Incorporated by reference to the relevant exhibit to the Restrac, Inc. Registration Statement on Form S-1, as amended, (File No. 333-03521) which was originally filed with the Commission on May 10, 1996.


Item 9.     Undertakings.
            ------------

      (a)   The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                        (iii) To include any material information with respect
                  to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

            provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the undersigned Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
            Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
            1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dedham, Commonwealth of Massachusetts on this 22nd day of August, 1996.


                                          RESTRAC, INC.



                                          By: /s/ Lars D. Perkins
                                              ---------------------------------
                                              Lars D. Perkins
                                              Director, Chief Executive Officer
                                              and President


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of Restrac, Inc. hereby severally constitute Lars D. Perkins and Cynthia G. Eades and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement filed herewith and any and all amendments to said Registration Statement, and generally to do all such things in our names and in our capacities as officers and directors to enable Restrac, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


        SIGNATURE                       CAPACITY                      DATE
        ---------                       --------                      ----


/s/ Lars D. Perkins          Director, Chief Executive Officer   August 22, 1996
- --------------------------   and President
Lars D. Perkins              (Principal Executive Officer)


/s/ Cynthia G. Eades         Chief Financial Officer             August 22, 1996
- --------------------------   (Principal Financial Officer
Cynthia G. Eades             and Principal Accounting Officer)


/s/ Russell J. Campanello    Director                            August 22, 1996
- --------------------------
Russell J. Campanello


/s/ J. Paul Costello         Director                            August 22, 1996
- --------------------------
J. Paul Costello


/s/ A. Bruce Johnston        Director                            August 22, 1996
- --------------------------
A. Bruce Johnston

                                  EXHIBIT INDEX
                                  -------------


Exhibit No.                Description
- -----------                -----------

        4.1 Third Amended and Restated Certificate of Incorporation of Restrac, Inc.

        4.2     Amended and Restated By-Laws of Restrac, Inc.

        5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of the securities being registered.

       23.1 Consent of Goodwin, Procter & Hoar LLP (included in their opinion filed as Exhibit 5.1 hereto).

       23.2     Consent of Arthur Andersen LLP, Independent Public Accountants.

       24.1 Power of Attorney (included on the signature page of this registration statement).

       99.1     Restrac, Inc. 1994 Stock Option Plan.

      +99.2     Restrac, Inc. 1996 Stock Option and Grant Plan.

      +99.3     Restrac, Inc. 1996 Employee Stock Purchase Plan.



- --------------

+ Incorporated by reference to the relevant exhibit to the Restrac, Inc. Registration Statement on Form S-1, as amended, (File No.333-03521) which was originally filed with the Commission on May 10, 1996.